EXHIBIT 10 (i-2)


                            AMENDED SECTION 9 OF THE

          1997 NON-EMPLOYEE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN


     9. (a) NON-TRANSFERABILITY OF OPTIONS. Options and all other rights thereunder and hereunder may not be assigned or transferred by a Director otherwise than by will or the laws of descent and distribution, and Options may be exercised or surrendered during the Director's lifetime only by him or his guardian or legal representative.

          (b) Notwithstanding the foregoing, the Board may in the applicable option certificate or at any time after the date of grant by an instrument amending terms provided for in the option certificate provide that Options may be transferred by a Director without consideration, subject to such rules as the Board may adopt consistent with the terms of the applicable option certificate to preserve the purposes of the Plan, to:

               (A) any person who is a "family member" of the Director, as such term is used in the instructions to Form S-8 (collectively, the "Immediate Family Members");

               (B) a trust solely for the benefit of the Director and his or her Immediate Family Members;

               (C) a partnership or limited liability company whose only partners or shareholders are the Director and his or her Immediate Family Members; or

               (D) any other transferee as may be approved either (a) by the Board in its sole discretion, or (b) as provided in the terms of the applicable option certificate;

(each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a "Permitted Transferee"); PROVIDED that the Director gives the Board advance written notice describing the terms and conditions of the proposed transfer and the Board notifies the Director in writing that such a transfer would comply with the requirements of the Plan and the terms of any applicable option certificate.

          (c) The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an option certificate to a Director shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the shares to be acquired pursuant to the exercise of such Option if the Board determines, consistent with the terms of any applicable option certificate, that such a registration statement is necessary or appropriate, (c) the Board or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Director under the Plan or otherwise, and (d) the consequences, if any, of termination of the Director's services as a member of the Board under the terms of the Plan and the applicable option certificate shall continue to be applied with respect to the Director, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the terms of the applicable option certificate.

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